EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Integrated Cannabis Solutions, Inc. (the “Company”) on Amendment No. 4 to Form S-1 (File No. 333-236395) of our report dated May 24, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Integrated Cannabis Solutions, Inc. and Subsidiary as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Our report on the consolidated financial statements refers to a restatement of the December 31, 2019 consolidated financial statements.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

May 24, 2021